Exhibit 1.2

EXECUTION VERSION

MDC Partners Inc.

PRICE DETERMINATION AGREEMENT

May 13, 2014

BMO Capital Markets Corp.

3 Times Square

New York, New York 10036

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement, dated May 13, 2014 (the “Underwriting Agreement”), among MDC Partners Inc., a corporation continued under the laws of Canada (the “Company”), the person listed on Schedule I to the Underwriting Agreement (the “Selling Shareholder”) and BMO Capital Markets Corp. (the “Underwriter”). The Underwriting Agreement provides for the purchase by Underwriter from the Selling Shareholder, subject to the terms and conditions set forth therein, of 3,500,000 Class A Subordinate Voting Shares (the “Firm Shares”) of the Company, no par value per share. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

Pursuant to Section 1 of the Underwriting Agreement, the undersigned agree with the Underwriter that the purchase price per share for the Firm Shares to be paid by the Underwriter shall be $23.14.

Each of the Company and the Selling Shareholder represents and warrants to the Underwriter that its representations and warranties set forth in Sections 3 and 4, respectively, of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each party hereto hereby irrevocably submits for purposes of any action arising from this Agreement brought by any other party hereto to the jurisdiction of the courts of New York State located in the Borough of Manhattan and the U.S. District Court for the Southern District of New York.

[Signature page follows]

If the foregoing is in accordance with your understanding of the agreement among the Company, the Selling Shareholder and the Underwriter, please sign and return to each of the Company and the Selling Shareholder a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the Company, the Selling Shareholder and the Underwriter in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

MDC Partners Inc.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel & Corporate Secretary

Mr. Miles S. Nadal, as Selling Shareholder

By:	/s/ Miles S. Nadal
Name: Miles S. Nadal
Title: Chairman & Chief Executive Officer

[Signature Page—MDC Price Determination Agreement]

Confirmed as of the date first above mentioned:

BMO Capital Markets Corp.

By:	/s/ Michael Cippoletti
Name: Michael Cippoletti
Title: Managing Director

[Signature Page—MDC Price Determination Agreement]